UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOVAVAX, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AMENDMENT TO PROXY STATEMENT DATED APRIL 29, 2024, FOR THE NOVAVAX, INC. 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2024.

EXPLANATORY NOTE

This Amendment No. 1 amends the Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 29, 2024 (the “2024 Definitive Proxy Statement”). The 2024 Definitive Proxy Statement was filed in connection with the Company’s 2024 Annual Meeting of Stockholders to be held on June 13, 2024 (the “Annual Meeting”).

This Amendment No. 1 is being filed for the sole purpose of clarifying an immaterial aspect of the Amended and Restated 2015 Stock Incentive Plan in connection with “Proposal 3 – Amendment and Restatement of the 2015 Stock Plan.”

Except as described in this Amendment No. 1, none of the items or information presented in the 2024 Definitive Proxy Statement is affected by this Amendment No. 1. This Amendment No. 1 does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2024 Definitive Proxy Statement contains other important additional information. This Amendment No. 1 should be read in conjunction with the 2024 Definitive Proxy Statement.

Item 1

The below language is hereby added to page 78 of the 2024 Definitive Proxy Statement, under the sub-heading “Non-Employee Director Limits”:

The aggregate value of all compensation paid or granted to a non-employee director solely for services to the Board in any year, including awards under the Amended 2015 Stock Plan and cash fees or other compensation paid outside the Amended 2015 Stock Plan, may not exceed $1,500,000 in the case of the chairman of the Board and $1,000,000 in the case of any other non-employee director (or $1,500,000 with respect to the year in which a non-employee director commences service on the Board).  These limitations do not apply to any compensation granted or paid to a non-employee director for his or her services to the Company other than as a non-employee director, including as a consultant or advisor. The Amended 2015 Stock Plan otherwise eliminates the individual limits on awards granted to any individual in any year under Section 4(c) of the 2015 Stock Plan (previously 500,000 shares of common stock subject to stock options, 500,000 shares of common stock subject to SARs, and 250,000 shares subject to stock awards other than stock options or SARs).